Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640
January 28, 2009
DOVER REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS
New York, New York, January 28, 2009 — Dover Corporation (NYSE: DOV) announced today that for the fourth quarter ended December 31, 2008, it had earnings from continuing operations of $169.6 million or $0.91 diluted earnings per share (“EPS”), compared to $175.1 million or $0.89 EPS from continuing operations in the prior-year period. Revenue from continuing operations for the fourth quarter of 2008 was $1.73 billion, a decrease of 8% over the prior year period. Net acquisition growth of 1% was offset by a 6% decline in organic revenue and a 3% negative impact of foreign exchange.
Earnings from continuing operations for the twelve months ended December 31, 2008 were $694.8 million or $3.67 EPS, compared to $669.8 million or $3.30 EPS in the prior year period, representing increases of 4% and 11%, respectively. Revenue from continuing operations for the twelve month period ended December 31, 2008 was $7.57 billion, up 3% over the prior year period due to organic growth of 1%, net acquisition growth of 1% and the favorable impact of foreign exchange of 1%.
Commenting on the fourth quarter results, Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “Our fourth quarter earnings represent a strong finish to our record 2008 performance, despite a weaker global economy. We had improved operating margins in the quarter of 15.3%, up 70 basis points over the prior year period. In addition, we delivered free cash flow of $228 million representing 13.2% of revenue, while our full-year free cash flow was $835 million, or 11.0% of revenue. We achieved an impressive 120% cash conversion rate and we will continue to put great emphasis on cash flow through such programs as PERFORMANCECOUNTS, synergy capture and global procurement. We are proud that Dover achieved full-year records in revenue, earnings, EPS and free cash flow.
“Our Energy platform continued its robust performance which helped offset diminished demand in the majority of our other end markets. In spite of the weakening business climate, we were able to finish strongly because of the aggressive actions our operating companies have taken during the year. Those actions included synergy capture, pricing initiatives and significant restructuring programs. For the full year, we reduced our worldwide headcount by 2,000, nearly 6% of our global workforce, and absorbed $27 million in one-time restructuring costs, which yielded $35 million of cost savings in 2008 and should yield an additional $50 million of benefit in 2009. Further actions have already been taken in the first quarter and we are fully prepared to take additional steps to address any further deterioration in end market conditions.
“In 2008 we remained committed to our disciplined capital allocation strategy. We focused on synergistic add-on acquisitions, share repurchases, and selective investments in our businesses. We also increased our annual dividend for the 54th consecutive year. The result of this financial discipline is a strong balance sheet that will enable us to weather the current economic storm and provide a competitive advantage as we seek to grow our business and improve our EPS over the long term.
“Looking forward to 2009, we see the continuation of a weak and uncertain global business environment. With few exceptions, demand levels are down across all of our end markets. Though this downturn will have an adverse impact on revenue, we are very focused on protecting margin. The structural changes we’ve made to our businesses over the last few years, becoming less dependent on capital goods markets and having greater recurring revenue, together with improved working capital management and strong pricing discipline, will serve us well during this downturn.”
Net earnings for the fourth quarter of 2008 were $120.7 million or $0.65 EPS, including a loss from discontinued operations of $48.9 million or $0.26 EPS, compared to net earnings of $185.4 million or $0.94 EPS for the same period of 2007, which included income from discontinued operations of $10.2 million or $0.05 EPS. Net earnings for the twelve months ended December 31, 2008 were $590.8 million or $3.12 EPS, which included a loss from discontinued operations of $103.9 million or $0.55 EPS, compared to net earnings of $661.1 million or $3.26 EPS for the same period of 2007, including a loss from discontinued operations of $8.7 million or $0.04 EPS. The fourth quarter and full year losses from discontinued operations largely reflect a loss provision for a business expected to be sold in 2009, as well as tax expenses and tax accruals related to ongoing Federal tax settlements and state tax assessments.
Dover will host a webcast of its fourth quarter 2008 conference call at 8:00 A.M. Eastern Time on Wednesday, January 28, 2009. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s fourth quarter 2008 results and its operating companies can also be found on the Company website, including an investor supplement containing a reconciliation of free cash flow and other non-GAAP measures to the most directly comparable GAAP measures.
Dover Corporation, with over $7.5 billion in annual revenue, is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
This press release and other information that Dover Corporation makes available to the public, orally and in writing, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and results, projections and plans, and may be indicated by words like “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “projected” “should,” and other similar words. All such forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ from current expectations, including, but not limited to, current economic conditions and uncertainties in the credit and capital markets; our ability to achieve expected savings from integration, synergy and other cost-control initiatives; our ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover’s operating companies; the ability of our companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; increases in the cost of raw materials; changes in customer demand; political events that could impact the worldwide economy; the impact of natural disasters and their effect on global energy markets; and other risks. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.